SCHEDULE 14A
                                 (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a party other than the Registrant |_|

Check the appropriate box:
|X| Preliminary Proxy Statement
                                                |_| Confidential, For Use of the
                                                    Commission  Only (as
                                                    permitted by Rule 14a-6(e)
                                                    (2))
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            SYMPOSIUM CORPORATION
                            ---------------------
               (Name of Registrant as Specified in Its Charter)

                   ------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     |X|  No fee required.

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

     |_|  Fee paid previously with preliminary materials.

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount Previously Paid:

          (2)  Form, Schedule or Registration Statement no.:

          (3)  Filing Party:

          (4)  Date Filed:

                              SYMPOSIUM CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 15, 2000

TO OUR SHAREHOLDERS:

      Notice is hereby given that the 2000 Annual Meeting (the "Annual Meeting") of Shareholders of Symposium Corporation ("Symposium" or the "Company") will be held at the offices of the Company, 410 Park Avenue, Suite 830, New York, New York 10022, at 9:00 A.M. (Eastern Daylight Savings Time) on September 15, 2000. The Annual Meeting is being held for the following purposes:

      1. To elect a Board of five Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected. The persons nominated by the Board of Directors of the Company (Messrs. Altbach, Kaufman, Cohen, Dorskind and Lambert) are described in the accompanying Proxy Statement;

      2. To approve amendments to the 1998 Stock Option Plan to, among other things, increase the maximum number of shares of Common Stock that may be issued under the Plan from 2,500,000 shares to 6,500,000 shares; and

      3. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of common stock, par value $0.001, which the Company has authority to issue by 75,000,000 from 75,000,000 to 150,000,000 and, consequently, to increase the total number of shares of all classes of stock which the Company has authority to issue by 75,000,000 from 85,000,000 to 160,000,000.

      4. To transact such other business as may properly come before the Annual Meeting or any of its adjournments or postponements.

      Only shareholders of record of Common Stock at the close of business on August 23, 2000 are entitled to notice of, and to vote at, the Annual Meeting and any of its adjournments or postponements.

      All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose.

[August 31, 2000]

                                    By Order of the Board of Directors

                                    Ronald Altbach
                                    Chief Executive Officer and Chairman
                                    of the Board of Directors

--------------------------------------------------------------------------------
IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.
--------------------------------------------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                              SYMPOSIUM CORPORATION
                          to be held September 15, 2000

                             ----------------------
                                 PROXY STATEMENT
                             ----------------------

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Symposium Corporation, a Delaware corporation ("Symposium" or the "Company"), for use at the 2000 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company, 410 Park Avenue, Suite 830, New York, New York 10022, on September 15, 2000 at 9:00 A.M., Eastern Daylight Savings Time, and at any of its adjournments or postponements, for the purposes set forth herein and in the attached Notice of Annual Meeting of Shareholders. Accompanying this Proxy Statement is the Board of Directors' Proxy for the Annual Meeting, which you may use to indicate your vote on the proposals described in this Proxy Statement.

      All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will, unless otherwise directed by the shareholder, be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. A shareholder may revoke his or her Proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

      The close of business on August 23, 2000, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. At the record date, [27,724,245] shares of Common Stock, par value $0.001 per share (the "Common Stock"), were outstanding. The Common Stock is the only outstanding class of capital stock of the Company with voting rights.

      This Proxy Statement and the accompanying Proxy are being mailed to shareholders on or about [September 1, 2000].

      The principal executive offices of the Company are located at 410 Park Avenue, Suite 830, New York, New York 10022, and the telephone number of the Company is (212)752-2601.

                                VOTING PROCEDURES

      A shareholder is entitled to cast one vote for each share held of record on the record date on all matters to be considered at the Annual Meeting. A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. The five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes held by persons present at the Meeting in person or represented by Proxy will be elected. Approval of the amendments to the Company's 1998 Stock Option Plan will require the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting or represented by proxy and entitled to vote thereon. Approval of the amendment to the Company's Restated Certificate of Incorporation increasing the number of shares of the Company's authorized Common Stock will require the affirmative vote of a majority of the outstanding shares of Common Stock on the record date. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to shareholders and will have the same effect as negative votes, while broker non-votes will not be counted either as votes cast for or against such matters.

      At August 21, 2000, the closing sales price of the Common Stock as reported on the American Stock Exchange ("AMEX") was $2.00 per share.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

      In accordance with the By-laws of the Company, the Company's directors are elected at each Annual Meeting of Shareholders and hold office until the next election of directors and until their successors are duly elected and qualified. The By-laws of the Company provide that the Board of Directors shall consist of one or more directors as fixed from time to time by a vote of a majority of the entire Board of Directors. The Board of Directors currently has fixed the number of directors at five.

      Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the nominees named below. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

      The Board of Directors proposes the election of the following nominees as directors:

                  Ronald Altbach
                  Richard Kaufman
                  Richard Cohen
                  Bruce Dorskind
                  Ken Lambert

      If elected, each nominee is expected to serve until the 2001 Annual Meeting of Shareholders or his successor is duly elected and qualified. The five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

Information With Respect to Nominees and Executive Officers

      The following table sets forth certain information with respect to the nominees for director, executive officers and key employees.

Name                          Age      Position
----------------------------  -------  -----------------------------------------


Ronald Altbach                53       Chairman of the Board, Chief Executive
                                          Officer, Secretary and Director;
                                          Chief Executive Officer of the
                                          Company's wholly-owned subsidiary,
                                          Media Outsourcing, Inc. ("MOS")

Richard Kaufman               56       Director, President and Chief Operating
                                       Officer
Tim S. Ledwick                42       Chief Financial Officer of Symposium
                                       and MOS

Polly Bauer                   50       Executive Vice President - Credit
Richard Cohen                 48       Director
Bruce Dorskind                49       Director
Ken Lambert                   48       Director

      The following is a brief summary of the background of each nominee for director and executive officer of the Company:

      Mr. Altbach has served as Chief Executive Officer and Chairman of the Board since January 2000. Prior thereto, he served as Co-Chairman, Chief Operating Officer and Secretary of Symposium since December 1998. From 1996 through June 1998, he served as Vice Chairman of Rosecliff, Inc., a New York based merchant banking operation. From 1995 through 1997, Mr. Altbach served as Chairman of Paul Sebastian, Inc., one of Rosecliff's portfolio companies. From November 1998 through December 1994 and from February 1998 through December 1998, Mr. Altbach was the President of Olcott Corporation, a distributor of luxury products.

      Mr. Kaufman has served as a director of Symposium since July 1999 and as its President and Chief Operating Officer since May 2000. Prior thereto, he served as President and owner of 21st Funding Corporation, a company that arranged debt financing for middle market businesses. In 1968, Mr. Kaufman founded a computer company, Applied Digital Data Systems, Inc., which was listed on the New York Stock Exchange in 1978 and was sold to National Cash Register
(NCR) in 1981.

       Mr. Ledwick has served as Chief Financial Officer of Symposium since September, 1999. From September 1994 to August 1999 he served as Senior Vice President and Chief Financial Officer for Cityscape Financial Corp., a specialty financial services company with operations in both the U.S. and the U.K. Mr. Ledwick also has held management positions with

River Bank America, Inc., a financial institution, GTE Corporation, a telecommunications company, and Peat Marwick Mitchell & Co. Mr. Ledwick is a certified public accountant.

      Ms. Bauer has served as Executive Vice President of Symposium's credit division since September 1999. She previously served as President and Chief Operating Officer of Executive Management Services, a subsidiary of Home Shopping Network, Inc. ("HSN"), from January 1999 to September 1999, and from January 1991 to January 1999 held various management positions at the Home Shopping Credit Corporation, also an HSN subsidiary. Ms. Bauer's responsibilities at HSN included planning, marketing, analysis, design and implementation of credit card processing and financial service programs for a variety of clients as well as for HSN.

      Mr. Cohen has served as a director of Symposium since October 1998. He has been president of Richard M. Cohen Consultants, which provides financial consulting services primarily in the multimedia industry, since 1996. From 1993 to 1995 he was president of General Media, Inc., a publishing company with international market presence. Mr. Cohen serves on the Boards of Directors of Greg Manning Auctions, Inc., Directrix, Inc. and Dey & Co.

      Mr. Lambert has served as a director of Symposium since March 2000. He has been a the managing partner and Chief Executive Officer of The Lambert Consulting Group LLC, a firm that provides strategic marketing consulting to Internet companies, since 1998. From 1993 to 1998 he served in various executive and Board level positions with D'Arcy Macius Benton & Bowles, Inc. an international marketing communications organization.

      Mr. Dorskind has served as a director of Symposium since March 2000. He has been owner and managing director of The Dorskind Group since 1993. The Dorskind Group is a strategic consulting firm specializing in recruitment communications, international recruitment, and business development for the financial services, marketing communications and publishing industries.

Board Meetings and Board Committees

      The Board of Directors held four meetings during 1999. No director attended less than 75% of all the meetings of the Board of Directors held while he was a director.

      The Board of Directors has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee. The Audit Committee, which is currently composed of Messrs. Cohen, Dorskind and Lambert, reviews the professional services provided by the Company's independent auditors and monitors the scope and results of the annual audit; reviews proposed changes in the Company's financial and accounting standards and principles; reviews the Company's policies and procedures with respect to its internal accounting, auditing and financial controls; makes recommendations to the Board on the engagement of the independent auditors and addresses other matters that may come before it or as directed by the Board of Directors. None of Messrs. Cohen, Dorskind or Lambert is currently an officer of the Company or of any of its subsidiaries, and all are "independent" under the AMEX listing requirements as currently in effect. The Audit Committee held one meeting during the 1999 fiscal year.

      While the Audit Committee does not presently operate under a charter, it is in the process of adopting a charter in compliance with the applicable AMEX requirements. In connection with the listing of its Common Stock on the AMEX on August 1, 2000, the Company received a sixty-day waiver of the AMEX Audit Committee charter requirements.

      The Compensation Committee currently consists of Messrs. Lambert and Dorskind. The purpose of the Compensation Committee is to review, on an annual basis or more frequently as it deems appropriate, the performance of the executive officers of the Company, review the amount and form of compensation payable to the executive officers of the Company and report to the Board on an annual basis, making recommendations regarding compensation of the executive officers. In addition, the Compensation Committee administers the 1998 Stock Option Plan. The Compensation Committee met on five occasions during 1999.

      The Board of Directors also has an Executive Committee, which currently consists of Messrs. Altbach, Kaufman and Cohen. The Executive Committee has been empowered to exercise all of the powers and authorities of the Board of Directors in the management of the business and affairs of the Corporation, except that the Executive Committee does not have power and authority with respect to the following matters: (i) approving or adopting, or recommending to the shareholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to the shareholders for approval, or
(ii) adopting, amending or repealing any By-law of the Corporation.

               Compensation OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

      Prior to August 23, 2000, directors did not receive cash compensation for services rendered as directors. [On August 23, 2000, the Board adopted a resolution setting director compensation at $2,500 for each meeting attended]. During 1999, the Board granted certain directors options to acquire an aggregate of 350,000 shares of Common Stock. Any additional option grants to directors will be in the discretion of the Compensation Committee.

      Board members are reimbursed for reasonable expenses incurred in connection with attending meetings of the Board and of committees of the Board.

Executive Compensation

      The following table sets forth, for the fiscal year ended December 31, 1999, the compensation earned for services rendered in all capacities by Symposium's chief executive officer and the other highest-paid executive officers serving as such at the end of 1999 whose actual or annualized compensation for that fiscal year was in excess of $100,000. The individuals named in the table will be hereinafter referred to as the "Named Officers." No other executive officer of Symposium received compensation in excess of $100,000 during fiscal year 1999. Other than as set forth below, no executive officer who would otherwise have been included in this table on the basis of 1999 salary and bonus resigned or terminated employment during the year. No executive officer of the Company received any cash compensation for any of the two fiscal years ended prior to 1999.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------
                                                                    Long-Term
                                         Annual Compensation        Compensation
                                                                    Awards
--------------------------------------------------------------------------------
Name and Principal        Fiscal  Salary    Bonus     Other Annual  Securities
Position                  Year                        Compensation  Underlying
                          Ended                                     Options (#)
--------------------------------------------------------------------------------
Ronald Altbach            1999     $313,670     -           -       150,000
Chairman of the Board of
Directors and Chief
Executive Officer(*)
--------------------------------------------------------------------------------
Rupert Galliers-Pratt,    1999     $287,500     -           -       200,000
former Chief Executive
Officer(+)
--------------------------------------------------------------------------------
Polly Bauer(++)          1999      $58,333  $38,000  $10,000(ss)   100,000(**)
Executive Vice
President  - Credit
--------------------------------------------------------------------------------
Tim Ledwick(+++)         1999      $59,036                         75,000(++++)
Chief Financial Officer
--------------------------------------------------------------------------------

--------
* Prior to January 28, 2000, Mr. Altbach was Co-Chairman of the Board of Directors and Chief Operating Officer.

+ On January 28, 2000, Mr. Galliers-Pratt resigned as Chief Executive Officer and Co-Chairman of the Board of Directors. Compensation for Mr. Galliers-Pratt's services as Chief Executive Officer was paid to Executive Management Services, a Company wholly-owned by Mr. Galliers-Pratt, pursuant to the terms of a consulting agreement among Executive Management Services, Mr. Galliers-Pratt and the Company, dated as of January 1, 1999.

++ Pursuant to an employment agreement between Ms. Bauer and the Company, dated as of August 20, 1999, Ms. Bauer was entitled to a base annual compensation of $200,000 for 1999, plus a non-discretionary bonus of $38,000 payable on December 31, 1999, provided that Ms. Bauer remained in the Company's employ at such time. The amounts shown for Ms. Bauer in this "Summary Compensation Table" represent salary and bonus payments made to Ms. Bauer for services rendered under the agreement from August 20, 1999 (the effective date of the agreement), through December 31, 1999.

ss Prior to entering into full time employment with the Company, Ms. Bauer served as a Company consultant and was paid $10,000 in consideration of those services.

** Includes 50,000 options to purchase Common Stock that were not vested as of December 31, 1999.

+++ Pursuant to an employment agreement between Mr. Ledwick and the Company, dated as of September 21, 1999, Mr. Ledwick is entitled to a base annual compensation of $210,000 for 1999. The amounts shown for Mr. Ledwick in this "Summary Compensation Table" represent salary payments made to Mr. Ledwick for services rendered under the agreement from September 21, 1999 (the date Mr. Ledwick commenced his employment with the Company), through December 31, 1999.

++++ None of the 75,000 options to purchase Common Stock granted to Mr. Ledwick were vested as of December 31, 1999.

Options and Stock Appreciation Rights

      The following table contains information concerning the grant of stock options under the Company's 1998 Stock Option Plan to the Named Officers during the 1999 fiscal year.

                        OPTION GRANTS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------

Individual Grants
--------------------------------------------------------------------------------
Name                    Number of       % of Underlying   Exercise    Expiration
                        Securities      Options Granted   Price       Date
                        Underlying      to Employees in   ($/Share)(2)
                        Options         Fiscal Year
                        Granted(#)(1)
--------------------------------------------------------------------------------
Ronald Altbach              150,000           28.6%          $1.00     3/18/03
--------------------------------------------------------------------------------
Rupert Galliers-Pratt       200,000           38.1%          $1.00     3/18/03
--------------------------------------------------------------------------------
Polly Bauer                 100,000           19.0%         $6.375     8/20/04
--------------------------------------------------------------------------------
Tim Ledwick                 75,000            14.3%         $5.625     9/21/04
--------------------------------------------------------------------------------

------------------------

(1) Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with Symposium. Each option provides for adjustments to such option's exercise price and corresponding proportional adjustments in the number of shares purchasable upon exercise of such option in the event of any stock splits, reverse stock splits and the payment of dividends on the Common Stock. In the event of any capital reorganization, any reclassification of the Common Stock, or the consolidation or merger of the Company (collectively a "Reorganization"), whereby the Company is the continuing corporation, such option holder shall be entitled, upon exercise of such options, to purchase such number and kind of shares, interests or other property that such option holder would have been entitled to receive had such option holder exercised such options immediately prior to such Reorganization. In the event of a dissolution or liquidation of the Company, or any Reorganization whereby the Company is not the continuing corporation, each option shall terminate; provided, however, that (i) in the event of a Reorganization whereby the Company is not the continuing corporation, the continuing corporation may, but is not obligated to, tender to any optionee options to purchase shares of the continuing corporation and (ii) if the continuing corporation does not so tender options to purchase shares of the continuing corporation, all options granted shall become, prior to any liquidation, dissolution or Reorganization whereby the Company is not the continuing corporation, immediately exercisable notwithstanding any installment provision provided for under any option grant.

 (2)  The exercise price may be paid in cash or, in the sole discretion of the
      Board: (i) by delivery of other shares of Common Stock (valued at fair market value on the exercise date); (ii) through cashless exercise (by reducing the number of shares otherwise purchasable upon exercise); (iii) through use of a note payable to the order of the Company in the amount of the purchase price due upon exercise, or through any other deferred payment arrangement approved by the Board; or (iv) by use of any other legal consideration.

Option  Exercise and Holdings

      The following table provides information with respect to the Named Officers concerning the exercisability of options during fiscal year 1999 and unexercisable options held as of the end of fiscal year 1999.

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR ("FY")
                            AND FY-END OPTION VALUES

---------------------------------------------------------------------------------------------
Name                  Shares      Value   No. of Securities         Value of Unexercised
                     Acquired   Realized  Underlying Unexercised    In-the-Money Options
                        on        (1)     Options at FY-End (#)     at FY-End (Market
                     Exercise                                       price of shares at
                                                                    FY-End less exercise
                                                                    price) ($)(1)
                                          ---------------------------------------------------
                                          Exercisable Unexercisable Exercisable Unexercisable
---------------------------------------------------------------------------------------------
Ronald Altbach           -          -       150,000     150,000     $178,125    $178,125
---------------------------------------------------------------------------------------------
Rupert-Galliers Pratt    -          -       200,000     200,000     $237,500    $237,500
---------------------------------------------------------------------------------------------
Polly Bauer              -          -        50,000      50,000        0           0
---------------------------------------------------------------------------------------------
Tim Ledwick              -          -          0         75,000        0           0
---------------------------------------------------------------------------------------------

(1) Based on the fair market value of Symposium's common stock on December 31, 1999 of $2.1875 per share, the closing sales price per share on that date on the OTCBB.

Employment and Consulting Contracts

      In January 1999, the Company entered into an employment agreement with Ronald Altbach (the "Altbach Employment Agreement"). Under the Altbach Employment Agreement, Mr. Altbach was paid $112,500, in consideration of services rendered as Chief Operating Officer through June 30, 1999, and $175,000 in consideration of services rendered as Chief Operating Officer from July 1 through December 31, 1999. During the fiscal year ended December 31, 1999, Mr. Altbach was also paid a $2,000 monthly car allowance. The Company may terminate Mr. Altbach's employment at any time, with or without cause, provided that any termination without cause requires the Company to continue to pay Mr. Altbach his then effective rate of pay for a period of two years following the date of such termination. Mr. Altbach may terminate the Altbach Employment Agreement upon not less than 60 days notice to the Company.

      In August 1999, the Company entered into an employment agreement with Polly Bauer (the "Bauer Employment Agreement"). Pursuant to the Bauer Employment Agreement, Ms. Bauer is entitled to base annual compensation at a rate of $200,000 for the period ending September 30, 2000, with annual increases of 5% effective as of September 30, 2000 and each succeeding September 30. Ms. Bauer was also entitled to a non-discretionary bonus of $38,000 payable on December 1, 1999 and is entitled a bonus for each year, commencing with the year ending December 31, 2000 (provided Ms. Bauer has not terminated her employment as of such date), equal to 10% of Net Consulting Income of the Symposium Credit Services Division (the "Division") for such year. "Net Consulting Income" for any year is defined as the amount by which the gross revenues actually received by the Company during such year from consulting services rendered by the Division exceeds the sum of (i) Ms. Bauer's salary and benefit costs for such year, (ii) all compensation paid to or on behalf of other Division employees for such year,
(iii) all operating expenses of the Division for such year, and (iv) if the Division has more than three employees or engages in any business other than the provision of consulting services, an amount determined in good faith by the Company, after consultation with Ms. Bauer, representing the Division's reasonable and fair share of Company general and administrative expenses for such year. The Company may terminate Ms. Bauer's employment at any time with or without cause, provided that if, prior to March 20, 2001, Ms. Bauer is terminated by the Company without cause, the Company is required to continue to pay Ms. Bauer her then effective base salary and benefits until September 20, 2001. If, after March 20, 2001, Ms. Bauer is terminated by the Company without cause, the Company is required to continue to pay Ms. Bauer her then effective base salary and benefits for six months following the date of such termination. Ms. Bauer will also be entitled to receive any accrued bonus through the date of termination.

      In September 1999, the Company entered into an employment agreement with Tim S. Ledwick (the "Ledwick Employment Agreement"). Pursuant to the Ledwick Employment Agreement, Mr. Ledwick is entitled to base annual compensation at a rate of $210,000. In addition, on or before January 31 of each year, commencing with the year 2000, the Board of Directors or the Chief Executive Officer of the Company, following consultation with Mr. Ledwick, are required to establish a bonus plan for such year which will permit Mr. Ledwick to earn a bonus for the year in an amount ranging from $20,000 to $40,000. The terms and conditions of the bonus plan shall be within the sole discretion of the Board and/or the Chief Executive Officer and may provide objective and/or subjective criteria for earning a bonus. The Company may terminate Mr. Ledwick's employment at any time with or without cause, provided, that if, prior to March 20, 2001, Mr. Ledwick is terminated by the Company without cause, the Company is required to continue to pay Mr. Ledwick his then effective base salary and benefits until two months following the date of such termination. If, after March 20, 2001, Mr. Ledwick is terminated by the Company without cause, the Company is required to continue to pay Mr. Ledwick his then effective base salary and benefits for six months following the date of such termination; provided, however, that if Mr. Ledwick is terminated by the Company without cause at any time after any person has acquired more than fifty percent of the outstanding voting securities of the Company, Mr. Ledwick will be entitled to his then effective base salary and benefits for a period of one year following such termination. If terminated without cause, Mr. Ledwick would also be entitled to receive a pro rata portion of his bonus for the year in which his employment terminates.

      In January 1999, the Company entered into a Consulting Agreement (the "Consulting Agreement") with Executive Management Services ("Executive"), a company wholly owned by Rupert Galliers-Pratt. Under the Consulting Agreement, Executive was paid $112,500 in consideration for services rendered by Mr. Galliers-Pratt through June 30, 1999, and $175,000 in consideration for services rendered by Mr. Galliers-Pratt from July 1 through December 31, 1999. During the fiscal year ended December 31, 1999, Mr. Galliers-Pratt was paid a $2,000 monthly car allowance. In August 2000, the Company, Executive and Mr. Galliers-Pratt entered into a letter agreement confirming that the Consulting Agreement had been terminated effective January 28, 2000 and agreeing that in consideration for any amounts that may be owing to Executive and/or Mr. Galliers-Pratt, the Company would (i) pay Executive and Mr. Galliers-Pratt an aggregate of $250,000, $105,000 of which was paid upon execution and delivery of the letter agreement, with additional payments of $15,000 due on the last day of each month commencing on August 31, 2000 through April 30, 2001, and a final payment of $10,000 due on May 31, 2001 and (ii) issue to Executive five-year warrants to purchase 125,000 shares of the Company's Common Stock at an exercise price of $2.50 per share.

Recent Developments

            In August 2000, the Company entered into an employment agreement with Richard Kaufman (the "Kaufman Employment Agreement") effective as of May 2000. Pursuant to the Kaufman Employment Agreement, Mr. Kaufman is entitled to minimum annual base salary of $330,000 for services rendered during the period ending December 31, 2000, $330,000 for services rendered during the year 2001, and $350,000 for services rendered during the year 2002. Mr. Kaufman is also entitled to a bonus of $50,000 for services rendered during the year 2000, and bonuses for services rendered during the years 2001 and 2002 of a minimum of $100,000 per year, and a maximum of $200,000 and $260,000, respectively, per year. Mr. Kaufman is also entitled to receive certain automobile expenses and, subject to and promptly after shareholder approval of amendments to the 1998 Stock Option Plan, Mr. Kaufman will be granted 600,000 options having an exercise price of $2.00 per share with a three year (quarterly) vesting schedule. The Company may terminate Mr. Kaufman's employment at any time, with or without cause, provided that any termination without cause requires the Company to continue to pay Mr. Kaufman his salary in effect as of the date immediately prior to the effective date of such termination, and to continue to provide all payments, benefits and expense reimbursements to which Mr. Kaufman is entitled for the remainder of the term of the Kaufman Employment Agreement, ending December 31, 2002. Additionally, all unvested options shall immediately become fully vested and exercisable, and Mr. Kaufman shall be entitled to receive all guaranteed bonuses payable for the remaining term of the Kaufman Employment Agreement. Mr. Kaufman may terminate the Kaufman Employment Agreement upon not less than 30 days' notice to the Company.

Certain Transactions with Directors, Executive Officers and Certain Beneficial Holders

      During 1999 the Company paid a total of $85,000 to Richard Kaufman, a Director of the Company, and, as of May 2000, the Company's President and Chief Operating Officer, for services rendered in connection with the financing relating to the Company's acquisition (the "DSI Acquisition") of substantially all the assets and certain liabilities of Direct Sales International, L.P., a Georgia limited partnership ("DSI").

      On January 28, 2000 (the "Closing Date"), Symposium, through its wholly-owned subsidiary Media Outsourcing, Inc. ("MOS"), acquired substantially all of the assets and certain liabilities of DSI pursuant to an Asset Purchase Agreement dated as of January 28, 2000, by and among the Company, DSI, MOS, and Richard Prochnow, the sole stockholder of the general partner of DSI and the owner of over 90% of the partnership interests in DSI. The purchase price paid by Symposium to acquire the net assets of DSI was approximately $27.6 million, including: (i) $25.0 million in cash paid to the seller; (ii) an agreement to loan $1.5 million to AmeriNet, Inc. ("AmeriNet") a company in which Mr. Prochnow holds a majority interest; and (iii) approximately $1.1 million in closing costs and fees.

      In connection with the DSI Acquisition, in June 1999, Symposium issued 2,500,000 shares of its Common Stock to Mr. Prochnow for a $2,500,000 principal amount promissory note (the "Note") in favor of the Company bearing interest at a rate of 7.75% per annum payable on the earlier of December 31, 2000 and the Closing Date. On the Closing Date, the Note was amended as follows: the maturity date was extended to January 14, 2003 (provided that one-third of the net proceeds of any sale of his Symposium Common Stock must be applied to repay the
Note); the requirement to pay interest on outstanding amounts not yet due was rescinded, and in lieu thereof, the amended Note provides for interest at 10% per annum, commencing on the date of any payment default under the amended Note. Symposium has entered into a Registration Rights Agreement with Mr. Prochnow which provides that Mr. Prochnow may sell up to 600,000 shares of Symposium Common Stock to Symposium at $3.00 per share between January 15, 2001 and March 13, 2001, and also requires the Company to register 1,000,000 of the 2,500,000 shares within 120 days after January 28, 2000. Furthermore 600,000 shares were released from a Pledge Agreement executed by Mr. Prochnow on June 9, 1999.

      MOS has entered into a three-year Consulting Agreement with Mr. Prochnow pursuant to which Mr. Prochnow is entitled to receive $50,000 per month plus benefits. Such amount has been guaranteed by Symposium.

      In February, 2000, the Company decided not to exercise an option it held (the "Option") to acquire 50.1% of the outstanding stock of AmeriNet, but as a prerequisite to consummating the DSI Acquisition agreed to provide a $1.5 million credit facility to AmeriNet in addition to a $500,000 loan made during 1999. Mr. Prochnow owns 50% of the common stock of AmeriNet. Due to the uncertainty of AmeriNet's ability to repay any of the loans, the Company is treating its commitment to provide additional funding to AmeriNet as an increase in the purchase price of DSI. Under the original terms of the AmeriNet credit facility, the Company was obligated (1) to lend AmeriNet $100,000 per month for the ten months beginning in March, 2000 through December 2000, inclusive, and
(2) on or before July 28, 2000, to purchase for $500,000 a $500,000 principal amount note issued by AmeriNet to RLP Holdings L.P., an affiliate of Mr. Prochnow (the "RLP Note"). The Company has loaned AmeriNet an aggregate of $300,000 under the credit facility and the Company and AmeriNet have agreed that subsequent loan installments will be made as and when requested by AmeriNet but, in any event, in amounts not to exceed $50,000 per month. In addition, RLP has agreed to extend the date by which the Company is required to purchase the RLP Note from July 28, until December 31, 2000. The Company and RLP are also discussing an arrangement pursuant to which the Company would satisfy its obligation to purchase the RLP Note by issuing 1,000,000 shares of Common Stock to RLP, but no agreement has been reached on this matter.

      On January 28, 2000, in connection with the DSI Acquisition, Lancer Offshore, Inc. ("Lancer") purchased 1,900,000 shares of Common Stock, 20,000 shares of the Company's Series A Convertible Preferred Stock, par value $0.001 (the "Series A Shares"), constituting all of the issued and outstanding Series A Shares, and, as described below, 45,000 shares of its

Series C Convertible Preferred Stock, par value $0.001 (the "Series C Shares"), for aggregate consideration of $6,500,000.

      The Series A Shares were initially redeemable at an aggregate redemption price of $100 per share (together with accrued dividends at a rate of 16% per annum). Since Series A Shares remained outstanding subsequent to February 27, 2000, the Company was required to issue to Lancer, as the holder of the Series A Shares, an aggregate of 16,125 shares of Common Stock per day for each day that the Series A Shares remained outstanding from February 28 through March 28, 2000 and 26,875 shares of Common Stock per day for each day that such Series A Shares remained outstanding after March 28, 2000. On March 21, 2000, Lancer agreed to extend the mandatory redemption date of the Series A Shares from March 28 to April 12, 2000 in consideration of the issuance to it of an aggregate of 275,000 shares of Common Stock.

      If the Series A Shares were not redeemed by the mandatory redemption date, the Company would have been required to issue, monthly in advance, five-year warrants to purchase 215,000 shares of Common Stock at an exercise price of $.10 per share, for each 30-day period such Series A Shares remained outstanding from and after such mandatory redemption date and the conversion price at which the Series A Shares were convertible into shares of Common Stock would have decreased from $2.00 to $0.10.

      On March 27, 2000, Lancer, in full satisfaction of its rights as holder of the Series A Shares, (i) converted its holdings of Series A Shares including accrued and unpaid dividends into an aggregate of 4,414,666 shares of Common Stock (representing an effective conversion price of $.50 per share); (ii) the Company agreed to issue to Lancer (A) warrants to purchase 1,103,500 shares of Common Stock at an exercise price of $0.50 per share, and (B) warrants to purchase 1,103,500 shares of Common Stock at an exercise price of $1.00 per share. In addition, the Company paid to Capital Research, Ltd. (the placement agent for the Series A Shares and, as a result of consideration paid to it by the Company as a result of its role in financing the DSI Acquisition, the beneficial owner of in excess of 5% of the Company's Common Stock) a fee consisting of 220,000 shares of Common Stock.

      On January 28, 2000, also in connection with the DSI Acquisition, the Company issued 52,892 Series C Shares and 1,763,067 shares of Common Stock resulting in net proceeds to the Company totaling approximately $5.0 million. Lancer purchased 45,000 of the Series C Shares and 1,500,000 shares of such Common Stock for an aggregate purchase price of $4.5 million. In connection with such purchase, the Company also reduced the exercise price of 2,000,000 warrants previously issued to Lancer from $3.50 per share to $1.00 per share. The Series C Shares were initially convertible into shares of Common Stock at $2.00 per share and are entitled to a 10% cumulative dividend, payable quarterly in cash or shares of Common Stock (at the option of the Company). The Series C Shares were initially mandatorily redeemable on the earlier of July 26, 2000 or upon the consummation of a financing transactions resulting in gross proceeds of at least $10 million at a redemption price of $100 per share, together with accrued dividends.

      On April 24, 2000, Lancer and the other holders of the Series C Shares agreed to extend the mandatory redemption date of the Series C Shares from July 26, 2000 to December 26, 2000 in exchange for 2,247,067 shares of Common Stock (of which Lancer received 1,500,000 shares as its pro rata share) and a reduction in the effective conversion rate from $2.00 per share to $1.00 per share. If the Company fails to redeem the Series C Shares by the mandatory redemption date, the Company must issue to the holders of the Series C Shares an aggregate of 370,244 five-year Common Stock purchase warrants (7 warrants per Series C Share) with an exercise price of $0.25 per share each month until such Series C Shares are fully redeemed.

      On June 14, 2000, the Company issued and sold (the "Series C Offering") an additional 7,500 shares of Series C Convertible Preferred Stock, par value $.001 (the "New Series C Shares") and 250,000 shares of Common Stock, par value $.001, to Lancer. In connection with such issuance and sale, the Company also agreed to reduce the exercise price of warrants to purchase 2,000,000 shares of Common Stock held by Lancer from $1.00 to $0.50 per share. The aggregate consideration received for the New Series C Shares, the Common Stock and the repricing of the warrants was $750,000. In connection with the Series C Offering, the Company also paid a fee to Capital Research Ltd. consisting of a cash payment of $43,750, 562.5 New Series C Shares, five-year warrants to purchase 100,000 shares of Common Stock at a price of $1.88 per share and 18,750 shares of Common Stock. If the Company fails to redeem the New Series C Shares by the mandatory redemption date, the Company must issue to Lancer and Capital Research Ltd. 188,125 five-year warrants with an initial exercise price of $0.25 per share each month until the New Series C Shares are fully redeemed.

      On July 18, 2000, Lancer, Capital Research Ltd. and the other holders of the Series C Shares agreed to waive the requirement that the failure of the Company to redeem the Series C Shares and/or New Series C Shares on or before the mandatory redemption date will trigger a reduction in the conversion price of such shares from $1.00 to $0.25. In consideration for this waiver, the Company agreed to issue to such holders an aggregate of 1,523,750 shares of Common Stock, pro rata in accordance with their percentage holders of the Series C and New Series C Shares (of which Lancer and Capital Research Ltd. received 1,312,404 shares and 98,855 shares, respectively), and to issue to Capital Research Ltd., as a fee in connection with such waiver, an additional 1,500 Series C Shares and 50,000 shares of Common Stock. This waiver does not affect the Company's obligation to issue warrants, on a monthly basis, if the Company fails to redeem the New Series C Shares and Series C Shares on or before the mandatory redemption date.

      Lancer and Capital Research Ltd. are entitled to demand and "piggyback" registration rights with respect to: (i) the Common Stock issued or issuable upon (A) conversion of the Series A Shares, Series C Shares and New Series C Shares, (B) the exercise of the outstanding warrants issued to them and (C) the exercise of any warrants that the Company may be required to issue in the event of a failure to redeem the Series C Preferred on or before December 26, 2000. Lancer and Capital Research Ltd. are also entitled to the same registration rights with respect to the other shares of Common Stock issued to it as described above. The Company has also agreed to provide Lancer monthly financial statements and has granted a designated representative of Lancer visitation rights with respect to any meeting of the Company's Board of Directors.

      The Company believes, based on its review of its stock ledger and information provided to it by its transfer agent, that as of March 1999 when it made its initial acquisition of securities of the Company, Lancer Offshore beneficially owned approximately 16.5 % of the Company's Common Stock and Michael Lauer, in his capacity as a general partner of Lancer Partners

(which also acquired beneficial ownership of approximately 16.5% of the Company's Common Stock in March 1999) and investment manager of Lancer Offshore, indirectly beneficially owned approximately 33% of the Company's Common Stock. As a result of the transactions described above, as of August 23, 2000, Lancer Offshore's beneficial ownership of the Common Stock increased to approximately 54.1%, and Mr. Lauer's indirect beneficial ownership of the Common Stock increased to approximately 56.8%. See "Principal Shareholders" below.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Symposium's officers, directors and persons who are the beneficial owners of more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership of the Common Stock with the Commission. Officers, directors and beneficial owners of more than 10% of the Common Stock are required by Commission regulations to furnish Symposium with copies of all
Section 16(a) forms they file.

      Based on its review of the copies of such forms and certain written representations furnished to it, Symposium believes that, during the period from January 1 through December 31, 1999, (i) Richard Prochnow failed to file a Form 3 disclosing his initial acquisition of more than 10% of the Company's Common Stock in June 1999, (ii) Michael Lauer, Lancer Partners and Lancer Offshore failed to file Form 3's disclosing their acquisition of beneficial ownership of more than 10% of the Company's Common Stock in March 1999, and (iii) all other officers, directors and beneficial owners of more than 10% of the Common Stock complied with applicable Section 16(a) requirements.

Principal Shareholders

      The following table sets forth as of August 23, 2000 certain information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock, (ii) each of the Company's directors, (iii) each executive officer, and (iv) all of the Company's executive officers and directors as a group.

                                         Amount And
                                         Nature Of
Name And Address                         Beneficial            Percent
Of Beneficial Owner(1)                   Ownership(2)          Of Class
----------------------                   ------------          --------

Richard Prochnow                         2,500,000                9.0%
   2550 Heritage Court, Suite 106
   Atlanta, Georgia  30339

Michael Lauer                            21,019,069 (3)           56.8%
   980 Post Road East
   Westport, Connecticut  06880

The Shropshire Trust Company, Ltd.       1,200,000 (4)            4.3%
   M.L.H. Quinn & Co.
   Bermuda Commercial Bank Bldg.
   44 Church Street
   Hamilton HM 12  Bermuda

Capital Research Ltd.                    2,757,273 (5)            9.5%
   27241 Paseo Peregrino
   San Juan Capistrano, CA 92675

Ronald Altbach                           1,425,000 (6)            5.1%

Lancer Offshore Inc.                     20,019,069 (7)           54.1%
   Kaya Flamboyan 9
   Curacao, Netherlands Antilles

Richard Cohen                            170,000 (8)              *
Richard Kaufman                          170,000 (9)              *
Tim S. Ledwick                                0 (10)              *
Polly Bauer                              50,000 (11)              *
Ken Lambert                              90,000 (12)              *
Bruce Dorskind                           90,000 (13)              *
All officers and directors as a group
(7) persons)                             1,895,000                6.8%

--------------------
*     Less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner is in the care of Symposium Corporation, 410 Park Avenue, Suite 830, New York, NY 10022.

(2) Unless otherwise indicated and subject to applicable community property laws, Symposium believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that may be acquired by such person within 60 days of August 23, 2000 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage of ownership is determined by assuming all options, warrants or convertible securities that are held by such person (but not held by any other person) and which are exercisable or convertible within 60 days of August 23, 2000 have been exercised or converted. Percent of Class (third column above) is based on [27,724,245] shares of Common Stock outstanding as of August 23, 2000, as adjusted to give effect to the assumptions regarding conversion and exercise in the previous sentence.

(3) Includes shares owned by Lancer Offshore (see note 7) and 1,000,000 shares owned by Lancer Partners, which Mr. Lauer may be deemed to beneficially own by virtue of his status as investment manager of Lancer Offshore and General Partner of Lancer Partners.

(4) Shropshire Trust Company Ltd. is an independent trust company and is unaffiliated with Symposium other than as a beneficial owner of 1,200,000 shares as trustee for Shropshire Trust No. 1,

Shropshire Trust No. 2, Shropshire Trust No. 3 and Shropshire Trust No. 4, each of which holds 300,000 shares of common stock. The beneficiaries of the Shropshire Trust No. 1, Shropshire Trust No. 2, Shropshire Trust No. 3 and Shropshire Trust No. 4 are the children of Rupert Galliers-Pratt, former Chief Executive Officer of Symposium Corporation.

(5) Includes 717,334 shares of Common Stock issuable upon exercise of warrants and 545,450 issuable upon exercise of the Company's convertible preferred securities.

(6) Includes: (i) 475,000 shares of Common Stock owned by his wife; and (ii) 425,000 shares of Common Stock issuable upon exercise of stock options. Does not include 125,000 shares issuable upon exercise of warrants that are not exercisable within 60 days of August 23.

(7) Includes 4,000,000 shares of Common Stock issuable upon exercise of warrants and 5,250,000 shares of Common Stock issuable upon exercise of the Company's convertible preferred securities.

(8) Includes 20,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days. Does not include 100,000 shares of common stock issuable upon the exercise of stock options which vest more than 60 days from August 23, 2000.

(9) Includes 170,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days. Does not include 80,000 shares of Common Stock issuable upon the exercise of stock options which vest more than 60 days from August 23, 2000.

(10) Does not include 75,000 shares of common stock issuable upon exercise of options which vest more than 60 days from August 23, 2000.

(11) Does not include 50,000 shares of Common Stock issuable upon exercise of stock options which vest more than 60 days from August 23, 2000.

(12) Includes 90,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days. Does not include 60,000 shares of Common Stock issuable upon exercise of stock options which vest more than 60 days from August 23, 2000.

(13) Includes 90,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days. Does not include 60,000 shares of Common Stock issuable upon exercise of stock options which vest more than 60 days from August 23, 2000.

      There are no family relationships among the executive officers or directors of Symposium.

                                  PROPOSAL TWO
 AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN TO INCREASE THE NUMBER OF
                       SHARES AUTHORIZED FOR ISSUANCE AND
                           MAKE CERTAIN OTHER CHANGES

General

      The Board of Directors has approved amendments (the "Plan Amendments") to the 1998 Option Plan (the "Option Plan") to (i) increase the number of shares of Common Stock available for issuance under the Option Plan from 2,500,000 shares to 6,500,000 shares; and (ii) limit the number of shares with respect to which options may be granted in a year to any optionee to 2,000,000 shares. The Plan Amendment described in clause (ii) is related to the "performance-based compensation" exception to the "million dollar limit" on corporate tax deductions under Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code"). The Plan Amendments are being submitted to the shareholders for approval.

      The Board of Directors approved the Plan Amendment to increase the number of shares because substantially all of the shares available for issuance under the Option Plan are subject to outstanding options. In the past, the Company has granted an aggregate of 2,413,000 stock options to officers, directors, employees and consultants at exercise prices ranging from $0.01 to $6.375 per share. In addition, as of the date of this Proxy Statement, the Compensation Committee has authorized options to purchase an additional 2,125,000 shares of Common Stock, which options are subject to approval of the Plan Amendments by the shareholders. The Board of Directors believes that the ability to grant stock-based awards is important to the future success of the Company. The grant of stock options can motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of the Company. In addition, stock options can be valuable in recruiting and retaining personnel and providing incentives to its current employees. The increase in the number of shares available for awards under the Option Plan will enable the Company to continue to realize the benefits of granting stock-based compensation.

Interest of Certain Persons in the Plan Amendments

      In May and August, 2000, the Compensation Committee of the Board of Directors resolved, subject to approval of the Plan Amendments by shareholders, to grant the following options to the persons set forth below:

--------------------------------------------------------------------------------
Optionee                                Shares of Common Stock Underlying Option
--------------------------------------------------------------------------------
Ronald Altbach                            1,000,000
--------------------------------------------------------------------------------
Richard Kaufman                             600,000
--------------------------------------------------------------------------------
Tim Ledwick                                 225,000
--------------------------------------------------------------------------------
Dennis Gougion                              150,000
--------------------------------------------------------------------------------
Sally Smith                                 150,000
--------------------------------------------------------------------------------

The option grants to Messrs. Altbach, Kaufman and Ledwick are subject to vesting in equal quarterly installments over the three year period from the date of grant and have an exercise price of $2.00 per share. The option grants to Mr. Gougion and Ms. Smith, each a Senior Vice President of MOS, vest as to 50,000 shares on December 31, 2000, an additional 50,000 shares on December 31, 2001 and as to the balance on December 31, 2002 and also have an exercise price of $2.00 per share. In each case the exercise price of these options is greater than or equal to the fair market value of the Common Stock on the date of grant. In the event that the fair market value of the Common Stock on the date the shareholders approve the Plan Amendments exceeds the exercise price of these options, then the Company will be required, for financial reporting purposes, to amortize the expense of any such options (such expense being equal to the difference between the fair market value of the Common Stock on the date of such shareholder approval and the exercise price on such date) over the shorter of the length of the recipient's employment with the Company and the period over which the option vests.

      The Plan Amendments are intended, in part, to increase the number of shares available under the Option Plan to an amount sufficient to allow the grant of the foregoing options. See also "Option Plan Amendment Benefits to Directors and Executive Officers."

      Under Section 162(m) of the Code, remuneration in excess of $1 million that is paid to certain "covered employees" of a publicly-held corporation (generally, the corporation's chief executive officer and its four most highly compensated employees other than the chief executive officer) is not deductible by the corporation. However, the deduction may be preserved under an exception for "performance-based compensation."

      To qualify for the "performance-based" exception, a plan must satisfy certain requirements including the establishment of performance goals by a compensation committee of the Board of Directors that consists solely of two or more outside directors. Under the Section 162(m) regulations, a stock option plan is deemed to satisfy the performance goal requirement if the plan states the maximum number of shares with respect to which options or rights may be granted during a specified period with respect to any employee. The Plan Amendment limits the number of shares with respect to which options may be granted in a year to any optionee to 2,000,000 shares. The Board of Directors believes that the adoption of this amendment will enable the Company to continue to realize the maximum benefits available to it under federal tax laws applicable to stock option plans.

Summary of the Option Plan

Purpose

      The purpose of the Option Plan is to advance the interests of the Company and its shareholders by strengthening the Company's ability to obtain and retain the services of the types of employees, consultants, officers and directors who will contribute to the Company's long term success and to provide incentives which are linked directly to increases in stock value which will inure to the benefit of all shareholders of the Company.

      The Board of Directors approved the Option Plan in December 1998. The shareholders approved the Option Plan by written consent in April 1999 and approved certain amendments to the Option Plan at the 1999 Annual Meeting of Shareholders in September 1999.

Administration

      The Option Plan is administered by the Compensation Committee of the Board of Directors. The party administering the Option Plan is referred to as the "Administrator." Subject to the provisions of the Option Plan, the Administrator has full and final authority to (i) to select from among eligible directors, officers, employees and consultants, those persons to be granted awards under the Option Plan, (ii) to determine the type, size and terms of individual awards to be made to each person selected, (iii) to determine the time when awards will be granted and to establish objectives and conditions (including, without limitation, vesting and performance conditions), if any, for earning awards,
(iv) to amend the terms or conditions of any outstanding award, subject to applicable legal restrictions and to the consent of the other party to such award, (v) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Option Plan, and (vii) to make any and all other determinations which the Administrator determines to be necessary or advisable in the administration of the Option Plan. The Administrator has full power and authority to administer and interpret the Plan and to adopt, amend and revoke such rules, regulations, agreements, guidelines and instruments for the administration of the Option Plan and for the conduct of its business as the Administrator deems necessary or advisable. No person shall receive Options representing more than 50% of the aggregate number of shares of Common Stock that may be issued under the Option Plan. Under the Plan Amendments, the aggregate number of shares of Common Stock that may be subject to Options granted to any person in a calendar year shall not exceed 2,000,000 shares.

Eligibility

      Options may be granted to persons selected by the Administrator in its discretion who are, at the time of grant, directors, officers, employees or consultants of the Company, or any of its subsidiaries (a "Participant"); provided, that, Incentive Stock Options may be granted only to individuals who are employees of the Company or any of its Subsidiaries.

Awards

      The Option Plan provides for the grant of stock options intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended (the "Code") and stock options that are not intended to qualify as ISOs within the meaning of the Code ("NQOs") (collectively, "Options") in such amounts and subject to such terms and conditions as the Administrator shall in its discretion determine. Each Option award is evidenced by an "Option Agreement" containing such terms as the Administrator shall determine.

      Each ISO must be in compliance with each of the following conditions:

      1. The exercise period may not be more than 10 years from the date the ISO is granted (five years in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company).

      2. The exercise price per share of each ISO may not be less than 100% of the fair market value of a share of Common Stock on the date on which the ISO is granted (110% of the fair market value in the case of a 10% shareholder described in the previous paragraph).

      3. The aggregate fair market value of shares of Common Stock with respect to which ISOs are exercisable for the first time by an "optionee" during any calendar year (determined on the grant date) under all plans of the company and its affiliates may not exceed $100,000; the Options or portions thereof that exceed such limit shall be treated as NQOs.

      4. If the optionee's employment with the Company terminates, the optionee must exercise the ISO, to the extent it was exercisable at termination, within three months of termination.

      5. ISOs are exercisable during the lifetime of the person to whom the ISO is granted only by such person.

Payment

      The exercise price shall be paid, to the extent permitted by applicable law and regulations, in cash, with previously-owned Common Stock, by reducing the number of shares of Common Stock otherwise issuable pursuant to the award, according to a deferred payment or other arrangement, or in another form of legal consideration that may be acceptable to the Administrator.

Transferability

      Options granted under the Option Plan are not transferable by the Participant except by will or by the laws of descent and distribution.

Certain Corporate Changes

      Upon a change in capitalization of the Company, a stock dividend or split a merger or combination of shares and certain other similar events, the Option Plan provides for an adjustment in the number of shares of Common Stock available to be issued under the Option Plan, the maximum number of shares with respect to which Options may be granted to a participant in a year, and the number and exercise price-per-share of shares of Common Stock subject to Options.

Amendment and Termination

      The Board may at any time amend the Option Plan in whole or in part, provided that no such action may adversely affect any rights or obligations with respect to any outstanding Options.

      The Option Plan will terminate on the earlier of the date the Board terminates the Option Plan or December 31, 2007. Termination of the Option Plan will not terminate any outstanding Options.

Federal Income Tax Consequences for Stock Options

      The following is a general discussion of the principal tax considerations for both ISOs and NQOs and is based upon the tax laws and regulations of the United States existing as of the date hereof, all of which are subject to modification at any time. Various state laws may provide for tax consequences that vary significantly from those described below. In addition, tax consequences different from those described below may result in the event of the exercise of an option after termination of the participant's employment by reason of death.

      Incentive Stock Options

      In general, no income is recognized for federal income tax purposes by an optionee at the time the option is granted or exercised. The optionee will recognize capital gain or loss when the optionee disposes of his or her Common Stock, with treatment as a long- or short-term gain or loss being determined by the length of the holding period. Such gain or loss is generally measured by the difference between the exercise price of the option and the amount received for the Common Stock at the time of the disposition.

      However, if an optionee disposes of the Common Stock acquired upon exercise of an ISO within two years after grant of the option or within one year after acquiring the Common Stock, the disposition will be considered a "disqualifying disposition" and the treatment will be different. In such a case, the difference between the exercise price of the stock and the fair market value of the stock on the date of exercise will be treated as ordinary income, and any amount realized upon disposition of the Common Stock in excess of the fair market value of the shares on the date of exercise will be treated as capital gain.

      If an optionee uses shares acquired upon the exercise of an ISO to exercise another ISO, and the sale of the shares so surrendered for cash on the date of surrender would be a disqualifying disposition of such shares, the use of such shares to exercise an ISO also would constitute a disqualifying disposition.

      For purposes of calculating the "alternative minimum tax," the excess of the fair market value of the stock at the exercise date over the exercise price of the ISO is included in computing that year's alternative minimum taxable income, even though the exercise may not otherwise result in a taxable event.

      The Company is not entitled to a deduction as a result of the grant or exercise of an ISO. If the optionee has compensation taxable as ordinary income as a result of a disqualifying disposition, the Company shall be entitled to a deduction in an amount equal to the compensation income resulting from the disqualifying disposition in the taxable year of the Company in which the disqualifying disposition occurs.

      Nonqualified Stock Options

      No income is recognized by a holder of NQOs at the time of grant. In general, when shares of Common Stock are issued to a holder pursuant to exercise of an NQO, the holder will recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The shares acquired by the optionee upon such exercise shall have a tax basis equal to the fair market value of the shares on the exercise date. Upon any subsequent sale of such shares, the optionee shall recognize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale and such tax basis. Whether such gain or loss is characterized as long- or short-term will depend on the optionee's holding period.

      Generally, in connection with the exercise of an NQO, the Company will be entitled to a deduction for federal income tax purposes in the year and in the same amount as the optionee is considered to have realized ordinary income.

      In general, the "million-dollar limit" under Section 162(m) of the Code provides that, subject to certain exceptions, remuneration in excess of $1 million that is paid to certain "covered employees" of a publicly-held corporation (generally, the corporation's chief executive officer and its four most highly compensated employees other than the chief executive officer) shall not be deductible by the corporation. Grants of options under the Option Plan made by a committee comprised solely of two or more outside directors and the exercise price of which is equal to or greater than the fair market value of the Common Stock on the date of grant generally shall be eligible for an exception to the million-dollar limit applicable to certain qualified "performance-based compensation."

Option Plan Amendment Benefits to Directors and Executive Officers

      The following table sets forth information regarding the benefits which will be received assuming passage of the proposed Plan Amendments to the Option Plan by the following persons and groups (based on options approved for grant as of August 23, 2000).

Name and Principal Position                  Dollar Value     Number of Shares
---------------------------                  ------------     ----------------

Ronald Altbach                                 $0                     1,000,000
      Chairman & Chief Executive Officer

Richard Kaufman                                $0                       600,000
      President & Chief Operating Officer

Tim Ledwick                                    $0                       225,000
      Chief Financial Officer

Dennis Gougion                                 $0                       150,000
             Senior Vice President--MOS

Sally Smith                                    $0                       150,000
             Senior Vice President--MOS

(1) The dollar value of the option listed represents the difference between the market value (the closing sales price as of August 21, 2000) and the exercise price.

Required Vote

      The approval of the Plan Amendments requires the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote on this matter at the 2000 Annual Meeting. An abstention will be counted toward the tabulation of votes cast and will have the same effect as a vote against the proposal. A broker non-vote, however, will not be treated as a vote cast for or against approval of the proposal.

      The Board of Directors has adopted resolutions that set forth the Plan Amendments, declares the advisability of such Plan Amendments, and submits the Plan Amendments to the shareholders for approval. The Board recommends approval of the Plan Amendments by the shareholders.


                                 PROPOSAL THREE
 AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
                           THE AUTHORIZED COMMON STOCK

      On August 23, 2000, the Board of Directors of the Company approved the amendment set forth below (the "Charter Amendment") to the Company's Restated Certificate of Incorporation which, if adopted, would increase the number of shares of Common Stock which the Company has authority to issue by 75,000,000, from 75,000,000 to 150,000,000 and, consequently, would increase the total number of shares of all classes of capital stock which the Company has authority to issue by 75,000,000, from 85,000,000 to 160,000,000.

      The first paragraph of Article THIRD of the Company's Amended and Restated Certificate of Incorporation reads as follows before giving effect to the
Amendment:

            THIRD: 1. The authorized capital stock of the Corporation shall consist of 85,000,000 shares of which 75,000,000 shares shall be designated Common Stock, par value $0.001 per share (the "Common Stock"), and 10,000,000 shares shall be designated Preferred Stock, par value $0.001 per share (the "Preferred Stock").

      Pursuant to the Charter Amendment, the first paragraph of Article THIRD of the Restated Certificate of Incorporation would be deleted and replaced by the following:

            THIRD: 1. The authorized capital stock of the Corporation shall consist of 160,000,000 shares of which 150,000,000 shares shall be designated Common Stock, par value $0.001 per share (the "Common Stock"), and 10,000,000 shares shall be designated Preferred Stock, par value $0.001 per share (the "Preferred Stock").

      The Board of Directors has adopted resolutions that set forth the Charter Amendment, declare the advisability of the Charter Amendment, and submit the Charter Amendment to the shareholders for approval. The Board recommends approval of the Charter Amendment by the shareholders.

Reasons for Charter Amendment and Interests of Certain Persons in the Charter Amendment

      In the past, the Company has issued Common Stock to raise funds for its operations, as incentive compensation to employees, directors, outside consultants, contractors and advisors and as compensation for services rendered to the Company by certain consultants and advisors. The Company anticipates that it will issue Common Stock for these purposes in the future and in connection with stock based acquisitions of existing companies that can bring value to the Company's shareholders. However, if the Charter Amendment is not approved, the Company will not have sufficient additional shares of authorized Common Stock for these purposes.

      As described above under Proposal Two, the Board of Directors has adopted amendments to the Company's 1998 Stock Option Plan increasing the number of shares available for grant of options thereunder from 2,500,000 to 6,500,000. If the Charter Amendment is not approved, the Company will be unable to reserve a sufficient number of shares of Common Stock to provide for this increase in the 1998 Stock Option Plan.

      As of August 23, 2000, there were [27,724,245] issued and outstanding shares of Common Stock and the Company was required to reserve approximately
42.6 million additional shares of Common Stock for issuance upon exercise of outstanding options and warrants and conversion of outstanding convertible securities (the "Derivative Securities"). The number of shares reserved for issuance upon conversion or exercise of Derivative Securities is based upon the actual numbers of shares of Common Stock into which outstanding Derivative Securities are convertible or for which such Derivative Securities are exercisable, except in the case of the Company's outstanding shares of Series A Convertible Preferred Stock (the "New Series A Shares") and certain warrants issued to the holder of the New Series A Shares. The Company is contractually obligated to reserve a number of shares of Common Stock for issuance upon exercise of the New Series A Preferred Shares and related warrants calculated on the assumption that such New Series A Preferred Shares and warrants were convertible and/or exercisable at an effective price of $0.25 per share (rather than the actual current conversion price of $1.9250 per share and warrant exercise price of $1.485 per share, respectively). Accordingly, the Company is required to reserve 22,477,500 shares of Common Stock for issuance upon conversion of the New Series A Preferred Shares and exercise of the related warrants, even though less than 3,000,000 shares of Common Stock would be issuable if all New Series A Shares were converted and all related warrants were exercised at the respective conversion and exercise prices currently in effect. However, the conversion price of the New Series A Preferred Shares is based upon the market price of the Common Stock and, accordingly, such conversion price could decline, and the number of shares of Common Stock issuable upon conversion of the New Series A Preferred Shares would correspondingly increase, if the market price of the Common Stock decreases below the current conversion price. The conversion price of the New Series A Shares and the exercise price of the related warrants are also subject to downward adjustment under certain circumstances to protect the holders against dilution.

      The increase in the authorized number of shares of Common Stock could have certain beneficial effects on the Company's principal shareholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could deter takeovers, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

      Subject to applicable laws and regulations, the Company does not intend to solicit further approval from the holders of Common Stock for the issuance of the Common Stock authorized by the Charter Amendment.

      No holder of shares of Common Stock is entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of any stock of any class, series or kind whatsoever, or to subscribe for or purchase securities convertible into stock of any class, series or kind whatsoever.

Required Vote

      The approval of the Charter Amendment requires the affirmative vote of a majority of the shares of the Company's Common Stock issued and outstanding as of the record date. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the proposal.

                                OTHER INFORMATION

                SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      Any shareholder who intends to present a proposal at the next Annual Meeting of Shareholders for inclusion in the Company's Proxy Statement and Proxy form relating to such

Annual Meeting must submit such proposal to the Company at its principal executive offices by May 1, 2001.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      Grant Thornton LLP, independent public accountants, were selected by the Board of Directors to serve as independent public accountants of the Company for the year ended December 31, 2000. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, and will be afforded the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

                             SOLICITATION OF PROXIES

      The Company will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional material furnished to shareholders. In addition, the Company may reimburse certain persons for their costs of forwarding the proxy material to shareholders. The Company does not anticipate that it will be necessary to supplement its solicitation of proxies by mail with telephone, telegram or personal solicitation of proxies by directors, officers of employees of the Company. However, if such persons are called upon to solicit proxies on behalf of the Company, no additional compensation will be paid for any of such services.

                           INCORPORATION BY REFERENCE

      We incorporate by reference into this Proxy Statement the following information included in reports filed with the Securities and Exchange
Commission:

      1. Items 6 (Management's Discussion And Analysis of Financial Condition and Results of Operations) and 7 (Financial Statements) included in our Annual Report on Form 10-KSB for the year ended December 31, 1999; and

      2. Items 1 (Financial Statements) and 2 (Management's Discussion and Analysis of Financial Condition and Results of Operations) included in our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000.

      3. Items 1 (Financial Statements) and 2 (Management's Discussion and Analysis of Financial Condition and Results of Operations) included in our Quarterly Report on Form 10-QSB for the three months and six months ended June 30, 2000.

      A copy of these reports is being mailed to each shareholder with this Proxy Statement.

                             ADDITIONAL INFORMATION

                  The Company files reports and other information with the Securities and Exchange Commission. Copies of these documents may be obtained at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Company's SEC filings are also available from commercial document retrieval services or on the SEC's web site at http://www.sec.gov. Shareholders may also request a copy of the Company's financial reports filed with the SEC by contacting the Company's Secretary at 410 Park Avenue, Suite 830, New York, New York 10022, telephone number (212) 752-2601.



                                          On behalf of the Board of Directors

                                          Ronald Altbach
                                          Chairman of the Board and Chief
                                          Executive Officer


New York, New York
[August 31, 2000]

                                      PROXY

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                              SYMPOSIUM CORPORATION

      The undersigned, a shareholder of Symposium Corporation, a Delaware corporation (the "Company"), hereby appoints Ronald Altbach and Tim Ledwick, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on September 15, 2000, and any adjournments thereof, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:

      Please mark your votes as in this example

      The Board of Directors recommends a WITH vote on Proposal ONE, and a FOR vote on Proposals Two and Three.

1.    ELECTION OF DIRECTORS, as provided in the Company's Proxy Statement.

      |_|  WITH   |_|  WITHOUT THE  AUTHORITY TO VOTE FOR THE NOMINEES  LISTED
                       BELOW

      (INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR A NOMINEE, LINE THROUGH, OR OTHERWISE STRIKE OUT, THE NAME BELOW.)

      Ronald Altbach
      Richard Kaufman
      Richard Cohen
      Bruce Dorskind
      Ken Lambert

2.    APPROVAL OF AMENDMENTS TO THE 1998 STOCK OPTION PLAN.

      FOR |_|           AGAINST |_|             ABSTAIN |_|

3. APPROVAL OF AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED CAPITAL STOCK.

      FOR |_|           AGAINST |_|             ABSTAIN |_|

      The undersigned hereby revokes any other proxy to vote at such Meeting, and hereby ratifies and confirms all that said proxy may lawfully do by virtue hereof. WITH RESPECT TO SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF, SAID PROXY IS AUTHORIZED TO VOTE IN ACCORDANCE WITH ITS BEST JUDGMENT.

      This proxy will be voted in accordance with the instructions as set forth above. THIS PROXY WILL BE CREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE DIRECTORS NAMED ABOVE, FOR THE AMENDMENTS TO THE 1998 STOCK OPTION PLAN, FOR THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION AND AS SAID PROXY SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING, UNLESS OTHERWISE DIRECTED.

IMPORTANT: Please sign name exactly as it appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorizing officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE                                 Date
         ---------------------------            ---------------------------


SIGNATURE                                 Date
         ---------------------------            ---------------------------

Note: Please sign, date and return promptly in the enclosed envelope which requires no postage if mailed in the United States.

                              SYMPOSIUM CORPORATION
                             1998 STOCK OPTION PLAN

      Conformed to include all amendments adopted by the Board of Directors through August 23, 2000,
           except that amendment which is attached separately hereto.

1.    THE PLAN.

      The purpose of this 1998 Stock Option Plan (the "PLAN") is to provide incentives and rewards to selected eligible directors, officers, employees and consultants of Symposium Corporation (the "COMPANY") and its subsidiaries in order to assist the Company and its subsidiaries in attracting, retaining and motivating those persons by providing for or increasing the proprietary interests of those persons in the Company, and by associating their interests in the Company with those of the Company's shareholders.

2.    ADMINISTRATION OF THE PLAN.

      (a) ADMINISTRATOR. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Board") or such other committee or subcommittee as the Board may designate or as shall be formed by the abstention or recusal of a non-Qualified Member (as defined below) of such committee (the "Committee"). The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. At all times that the Committee acts in connection with the Plan it shall be referred to as the "ADMINISTRATOR" and it shall consist solely of Qualified Members, the number of whom shall not be less than two. A "Qualified Member" is both a "non-employee director" within the meaning of Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "1934 Act") and an "outside director" within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

      (b) POWERS AND AUTHORITY. The Administrator shall have all the powers vested in it by the terms of the Plan, including exclusive authority (i) to select from among eligible directors, officers, employees and consultants, those persons to be granted options ("OPTIONS") under the Plan; (ii) to determine the type, size and terms of individual Options (which need not be identical) to be made to each person selected, including whether an Option will be an Incentive Stock Option or a Nonqualified Option (both as defined below); (iii) to determine the time when Options will be granted and to establish objectives and conditions (including, without limitation, vesting and performance conditions),if any, for earning Options; (iv) to amend the terms or conditions of any outstanding Options, subject to applicable legal restrictions and to the consent of the other party to such Options; (v) to determine the duration and purpose of leaves of absences which may be granted to holders of Options without constituting termination of their employment for purposes of their Options;
(vi)to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; and (vii) to make any and all other determinations which it determines to be necessary or advisable in the administration of the Plan. The Administrator shall have full power and authority to administer and interpret the Plan and to adopt, amend and revoke such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable. The Administrator's interpretation of the Plan, and all actions taken and determinations made by the Administrator pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders, any optionee and any other employee of the Company or any of its subsidiaries.

3.    PERSONS ELIGIBLE UNDER THE PLAN.

      (a) INCENTIVE STOCK OPTIONS. Any person who is an employee of the Company or any of its subsidiaries shall be eligible to be considered for the grant of Options under the Plan which qualify as "incentive stock options"("INCENTIVE STOCK OPTIONS") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE").

      (b) NONQUALIFIED STOCK OPTIONS. Any person who is a director, officer, employee or consultant of the Company or any of its subsidiaries shall be eligible to be considered for the grant of Options under the Plan which do not qualify as Incentive Stock Options ("NONQUALIFIED OPTIONS").

4.    OPTIONS.

      Subject to the provisions of the Plan, the Administrator, in its sole and absolute discretion, shall determine all of the types, terms and conditions of each Option granted pursuant to the Plan. The provisions of separate Options need not be identical, but each Incentive Stock Option shall be in compliance with the substance of each of the following provisions:

      (a) TERM. The exercise period may not be more than 10 years from the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise period may not be more than 5 years from the date such Incentive Stock Option is granted.

      (b) PRICE. The exercise price of an Incentive Stock Option may not be less than 100% of the Fair Market Value of the Common Stock at the time the Incentive Stock Option is granted (110% of the Fair Market Value in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company). In the absence of an established market for the Common Stock, the Fair Market Value of the Common Stock shall be determined in good faith by the Administrator;

      (c) TRANSFERABILITY. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Incentive Stock Option is granted only by such person.

      (d) EMPLOYMENT STATUS. In the event that the optionee's employment with the Company terminates, the optionee must exercise the Incentive Stock Option, to the extent it was exercisable at termination, within three months of such termination.

      (e) AGGREGATE FAIR MARKET VALUE OF INCENTIVE STOCK OPTIONS. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Options.

5.    SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

      (a) MAXIMUM SHARES AVAILABLE. The aggregate number of shares of Common Stock that may be issued or issuable pursuant to the Plan shall not exceed an aggregate of 2,500,000 shares of Common Stock, subject to adjustment as provided in Section 6 of the Plan. Any shares of Common Stock subject to an Option which for any reason expires or is terminated unexercised as to such shares shall again be available for issuance under the Plan. The aggregate number of shares of Common Stock that may be issued at any time pursuant to Options granted under the Plan shall be reduced by the number of shares of Common Stock which were otherwise issuable pursuant to Options granted under this Plan but which were withheld by the Company as payment of the purchase price of the Common Stock issued pursuant to such Options or as payment of the recipient's tax withholding obligation with respect to such issuance.

      (b) PAYMENT FOR SHARES. The exercise price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (1) in cash at the time the Option is exercised, or (2) at the discretion of the Administrator, either at the time of the grant or exercise of the Option, (A) by delivery to the Company of other shares of Common Stock, the value of which shall be the Fair Market Value of such Common Stock, (B) according to a deferred payment or other arrangement(which may include, without limiting the generality of the foregoing, the use of other shares of Common Stock) with the person to whom the Option is granted, (C)by reducing the number of shares of Common Stock otherwise issuable pursuant to the Option or (D) in any other form of legal consideration that may be acceptable to the Administrator.

      In the case of any deferred payment arrangement, interest shall be payable at least annually and shall be payable at the minimum rate of interest necessary to avoid the imputation of interest, under the applicable provisions of the Code and Treasury Regulations.

      (c) MAXIMUM NUMBER OF SHARES AVAILABLE FOR GRANT TO ANY PERSON. No person shall receive Options representing more than 50% of the aggregate number of shares of Common Stock that may be issued pursuant to all Options under the Plan as set forth in Section 5(a) of this Agreement.

6.    RECAPITALIZATIONS.

      Unless otherwise provided in the option agreement:

      (a) If outstanding shares of the Common Stock of the Company shall be subdivided into a greater number of shares, or a dividend in Common Stock shall be paid in respect of the Common Stock, the exercise price of any outstanding Option in effect immediately prior to such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Company shall be combined into a smaller number of shares, the exercise price of any outstanding Option in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.

      (b) When any adjustment is required to be made in the exercise price, the number of shares purchasable upon the exercise of any outstanding Option shall be adjusted to that number of shares determined by dividing (1) an amount equal to the number of shares purchasable upon the exercise of the Option immediately prior to such adjustment, multiplied by the exercise price in effect immediately prior to such adjustment, by (2) the exercise price in effect immediately after such adjustment.

      (c) In case of any capital reorganization, any reclassification of the Common Stock of the Company (other than recapitalization described in Paragraph 6(a) of this Plan), or the consolidation or merger of the Company with another person where the Company is the "surviving corporation," as defined in Paragraph 6 (h) below (collectively referred to hereinafter as "REORGANIZATIONS"), the holder of any outstanding Option shall thereafter be entitled to purchase on exercise of the Option the kind and number of shares of stock or other securities or property of the Company receivable upon such Reorganization by a holder of the number of shares of the Common Stock of the Company which such Option entitles the holder to purchase from the Company immediately prior to such Reorganization: and in any such case appropriate adjustments shall be made in the application of the provisions set forth in the option agreements and in this Plan with respect to the rights and interests thereafter of the optionee, to the end that the provisions set forth in the option agreements and in this Plan ( including the specified changes and other adjustments to the exercise price) shall thereafter be applicable in relation to any shares or other property thereafter purchasable upon exercise of such Option.

      (d) Each outstanding Option shall terminate upon a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation provided that (1) each optionee to whom no Option has been tendered by the surviving corporation pursuant to the terms of item
(2)immediately below shall have the right exercisable during a ten-day period ending on the fifth day prior to such dissolution or liquidation, or merger or consolidation in which the Company is not the surviving corporation, to exercise his or her Option in whole or in part, without regard to any installment provisions under his or her Option agreement; and (2) in its sole and absolute discretion, the surviving corporation may, but shall not be so obligated, tender to any optionee an option or options to purchase shares of the surviving corporation, and such new option or options shall contain such terms and provisions as shall substantially preserve the rights and benefits of any Option then outstanding under this Plan.

      (e) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board or Administrator, whose determination in that respect shall be final, binding and conclusive.

      (f) Except as expressly provided in this Section 6, no optionee shall have any rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, and the dissolution, liquidation, merger, consolidation or split-up or sale of assets or stock to another corporation, or any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price for the shares subject to such optionee's Option.

      (g) The grant of an Option pursuant to the Plan shall not affect in anyway the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

      (h) The determination as to which party to a Reorganization is the "SURVIVING CORPORATION" shall be made on the basis of the relative equity interest of the shareholders in the corporation existing after the Reorganization, as follows: if following any reorganization the holders of outstanding voting securities of the Company immediately prior to the reorganization own equity securities possessing more than 50% of the voting power of the corporation existing following the reorganization, then for purposes of the Option, the Company shall be the surviving corporation. In all other cases, the Company shall not be the surviving corporation. In making the determination of ownership by the shareholders of a corporation immediately after the reorganization of equity securities pursuant to this Section 6(h),equity securities which the shareholders owned immediately before the reorganization, as shareholders of another party to the transaction shall be disregarded. Further, for purposes of this Section 6(h) only, outstanding voting securities of a corporation shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote.

7.    MISCELLANEOUS PROVISIONS.

      (a) DEFINITIONS.

            (1) "SUBSIDIARY" means any future corporation which would be a "SUBSIDIARY CORPORATION," as that term is defined in Section 424(f) of the Code, of the Company.

            (2) "OR" means "and/or."

            (3) "FAIR MARKET VALUE" means, as of any date, the value of the Common Stock as determined as follows:

                  (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in the WALL STREET JOURNAL or such other source as the deems reliable;

                  (ii) If the Common Stock is quoted on the Nasdaq System (but not on the Nasdaq National Market) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the bid and asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the deems reliable;

                  (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

      (b) CONDITIONS ON ISSUANCE. Securities shall not be issued pursuant to Options unless the grant and issuance thereof shall comply with all relevant provisions of law and the requirements of any securities exchange or quotation system upon which any securities of the Company are listed, and shall be further subject to approval of counsel for the Company with respect to such compliance. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is determined by Company counsel to be necessary to the lawful issuance and sale of any security or Options, shall relieve the Company of any liability in respect of the nonissuance or sale of such securities as to which requisite authority shall not have been obtained.

      (c) RIGHTS AS A SHAREHOLDER. An optionee shall have no rights as a holder of Common Stock with respect to Options hereunder, unless and until certificates for shares of such stock are issued to the optionee.

      (d) AGREEMENTS. All Options granted under the Plan shall be evidenced by written agreements in such form and containing such terms and conditions (not inconsistent with the Plan) as the Administrator shall from time to time adopt.

      (e) WITHHOLDING TAXES. The Company shall have the right to require upon exercise of an Option the payment (through withholding from the optionee's salary or otherwise) of any federal, state, local or foreign taxes required bylaw to be withheld. The obligation of the Company to issue Common Stock shall be subject to the restrictions imposed by any and all governmental authorities.

      (f) NO RIGHTS TO OPTION. No person shall have any right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ of the Company or any of its subsidiaries or shall interfere with or restrict in anyway the rights of the Company or any of its subsidiaries, which are hereby reserved, to discharge an employee at any time for any reason whatsoever, with or without good cause.

      (g) ACCELERATION. The Administrator shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or any part thereof will vest, notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

      (h) TRANSFERABILITY. Except as otherwise provided by the Administrator, options granted under the Plan are not transferable other than as designated by the optionee by will or by the laws of descent and distribution.

8.    AMENDMENTS AND TERMINATION.

      (a) AMENDMENTS. The Board may at any time and from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any outstanding Options. However, with the consent of the optionee affected, the Administrator may amend outstanding agreements evidencing Options under the Plan in a manner not inconsistent with the terms of the Plan.

      (b) TERMINATION. The Plan shall terminate on the earlier to occur of the date the Board terminates the Plan and December 31, 2007. The termination of the Plan shall not terminate any outstanding Options.

9.    EFFECTIVE DATE.

      The Plan is effective on December 3, 1998.

10.   GOVERNING LAW.

      The Plan and any agreements entered into thereunder shall be construed and governed by the laws of the State of New York applicable to contracts made within, and to be performed wholly within, such state, without regard to the application of conflict of laws rules thereof.

          AMENDMENT TO THE SYMPOSIUM CORPORATION 1998 STOCK OPTION PLAN


Pursuant to the authority granted to the Board of Directors under Section 8(a) of the Symposium Corporation Stock Option Plan (the "Plan") to amend said Plan, the Plan is hereby amended in the following respects:


1. Effective September 15, 2000, Section 5(a) of the Symposium Corporation 1998 Stock Option Plan (the "Plan") is amended by replacing "2,500,000 shares" with "6,500,000 shares" in the first sentence thereof.

2. Effective September 15, 2000, Section 5(c) of the Plan is revised by adding the following sentence at the end thereof:

      "In addition, the aggregate number of shares of Common Stock that may be subject to Options granted to any person in a calendar year shall not exceed 2,000,000 shares."